                                            Exhibit 10.2

COMMERCIAL PROMISSORY NOTE
(Base Rate)

  Debtor Name:                   Autobytel Inc., a Delaware corporation
                                Office: 45061
  Debtor Address:              18872 MacArthur Blvd., Suite #200
                      Irvine, CA  92612-1448                                                                   Loan Number: 055-716-185-7
          Maturity Date:  June 30, 2020                                                       Amount:  $15,000,000.00

$ 15,000,000.00	Date: May 20, 2015

FOR VALUE RECEIVED, on   June 30, 2020  , the undersigned ("Debtor") promises to pay to the order of MUFG UNION BANK, N.A. ("Bank"),as indicated below, the principal sum of   Fifteen Million and 00/100ths   Dollars ($  15,000,000.00  ) or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1.           PRINCIPAL AND INTEREST PAYMENTS.  Debtor shall pay principal in installments of $  750.000.00   each on the last day of each quarter commencing September 30, 2015.  Debtor shall pay interest on the last day of each quarter commencing September 30. 2015 . Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 365 days, for actual days elapsed; provided that if an Interest Rate Hedge is outstanding, then interest on this note shall be computed on the basis of a year of 360 days, actual days elapsed. Whenever any payment required hereunder falls due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, unless, in the case of amounts accruing interest based on the LlBOR Rate, that day falls in a new calendar month, in which event such payment day shall be the next preceding Business Day. If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate. The availability under this note shall be reduced on the same day and in the same amount as each scheduled principal payment.

(a)           BASE INTEREST RATE.  At Debtor's option, amounts outstanding hereunder in minimum amounts of $ 100.00 shall bear interest at a rate, based on an index selected by Debtor, which is three percent ( 3%) per annum in excess of the LlBOR Rate for the Interest Period selected by Debtor, acceptable to Bank. Notwithstanding the foregoing, if an Interest Rate Hedge is outstanding, then Debtor shall be deemed to have selected the LlBOR Rate for each relevant Interest Period.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LlBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

(b)           VARIABLE INTEREST RATE.  All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at the Reference Rate, which rate shall vary as and when the Reference Rate changes.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's P.O. Box 30115, Los Angeles, CA  90030-0115 Office, or such other office as may be designated by Bank, from time to time.

2.           LATE PAYMENTS.  If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3.           INTEREST RATE FOLLOWING DEFAULT.  In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent ( 5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4.           PREPAYMENT.

(a)           Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 365 and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

(b)           In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

(c)           Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.

(d)           If Debtor has entered into an Interest Rate Hedge, Debtor acknowledges and agrees that (i) Bank (or its affiliate) has the right, but not the obligation, under the Swap Documents (defined below) governing such Interest Rate Hedge, to compel an early termination, in full or in part, of such Interest Rate Hedge as a result of any unscheduled prepayment under this note, (ii) any such early termination may result in payment obligations (which may be substantial in amount) being owed by Debtor to Bank (or any affiliate of Bank) as early termination, close-out or settlement amounts, which amounts shall be determined in accordance with the Swap Documents governing such Interest Rate Hedge and shall be in addition to any prepayment fee and other charges specified herein, and (iii) if such full or partial early termination of the Interest Rate Hedge results in an amount owing by Bank or its affiliate to Debtor, then Bank may in its discretion apply such amount to prepayment of principal hereunder, together with accrued interest on such principal and any resulting prepayment fee. Debtor further acknowledges and agrees that neither Bank nor any of its affiliates is under any obligation to enter into Interest Rate Hedges with Debtor and that such Interest Rate Hedges will be governed by documentation separate from this note.

DEBTOR INITIAL HERE:     JC                                                                      GEF

5.           DEFAULT AND ACCELERATlON OF TIME FOR PAYMENT. The occurrence of any of the following shall constitute a default (a) Debtor shall default in the due and punctual payment of the principal of or the interest on the note or any of the Loan Documents (as such term is defined in that certain Loan Agreement of even date herewith ("Loan Agreement")) and such default shall continue for a period of three (3) business days; provided, however, that no grace period shall apply to any payment default at maturity, following acceleration or in connection with a prepayment hereunder; (b) other than a payment default under paragraph 5(a), above, Debtor shall default in any material respect in the due performance or observance of any covenant or condition of the Loan Documents and such default shall not have been cured by Debtor before the expiration of fifteen (15) days after the date of the default; (c) there shall have occurred a Change in Control (as defined in the Loan Agreement); (d) the insolvency of Debtor or the failure of Debtor to generally to pay Debtor's debts as such debts become due, subject to applicable grace or cure periods; (e) the commencement by

Debtor of any voluntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, dissolution, general assignment for the benefit of creditors, debt adjustment, debtor relief, or appointment of a receiver, trustee, custodian or similar official for all or substantially all of Debtor's property; (f) the commencement against Debtor of any involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, general assignment for the benefit of creditors, debt adjustment, debtor relief, or appointment of a receiver, trustee, custodian or similar official for all or substantially all of Debtor's property and any such proceeding is not dismissed within ninety (90) days after commencement; (g) the failure by Debtor to comply in any respect with any order, judgment, injunction, decree, writ or demand of any court or other public authority where such failure would result in a material adverse change in, or a material adverse effect upon, the operations, assets, performance, business, properties, or condition (financial or otherwise) of Debtor such that Debtor's ability to perform under any Loan Document) is materially impaired; or (h) the default by Debtor or any Guarantor for any obligation exceeding One Million Dollars ($1,000,000) concerning the borrowing of money, which default enables the obligee to accelerate the entire amount due. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under e, all principal and interest shall automatically become immediately due and payable.

6.           ADDITIONAL AGREEMENTS OF DEBTOR.  If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, (including the allocated costs of Bank's in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank, other than any such provision contained in a Swap Document.

7.           DEFINITIONS.. As used herein, the following terms shall have the meanings respectively set forth below: "Base Interest Rate" means a rate of interest based on the LlBOR Rate. "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate. "Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LlBOR Rate, on which dealings in U.S. dollar deposits are carried out in the London interbank market. "Interest Period" means with respect to funds bearing interest at a rate based on the LlBOR Rate, any calendar period of 1, 2, 3, 6 or 12 months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the first succeeding Business Day unless that day falls in a new calendar month, in which event such Interest Period shall end on the next preceding Business Day. "Interest Rate Hedge" means any interest rate swap, forward swap or swaption, or interest rate cap or collar transaction now or hereafter entered into between Debtor and Bank or any affiliate of Bank for purposes of hedging or mitigating, fully or partially, interest rate risk under this note. "LIBOR Rate" means, for any specified Interest Period, a per annum rate of interest determined by Bank as equal to the rate for deposits in US Dollars for a period comparable to the Interest Period which appears on the Reuters Screen LlBOR 01 Page (or any replacement or successor page or service) as of 11:00a.m., London time, on the day that is two (2) Business Days preceding the first day of such Interest Period. "Origination Date" means the first day of the Interest Period. "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

DEBTOR:

Autobytel Inc., a Delaware corporation

By: /s/ Jeffrey H. Coats
Jeffrey H. Coats, President and C.E.O.

By: /s/ Glenn E. Fuller
Glenn E. Fuller, E.V.P., Chief Legal/
      Admin Off., Sec.